AVX Corporation Announces Preliminary First Quarter Results

GREENVILLE, S.C. - July 25, 2011-- AVX Corporation (NYSE: AVX) today reported preliminary unaudited results for the first quarter ended June 30, 2011.

Highlights:

•	Revenue for the June 2011 quarter of $436.4 million increased 4% from the previous quarter and increased 10% from the first quarter of last year.
•	Gross Profit margin improved to 29% in the current quarter compared to 26% in the same quarter last year.
•	Net income of $67.6 million, or $0.40 per share, for the June 2011 quarter.
•	Dividends of $9.4 million ($0.22 annual rate per share) were paid during the quarter.

Chief Executive Officer and President, John Gilbertson, stated, “Our sales in the current quarter grew and margins improved as we continued to provide the electronics markets with the value added components needed to create industrial and consumer devices with ever increasing functionality.”

For the quarter ended June 30, 2011, net sales increased sequentially over the previous quarter by $16.3 million, or 4%, to $436.4 million. Net income for the quarter was $67.6 million, or $0.40 per diluted share, compared to net income of $63.3 million, or $0.37 per diluted share, in the previous quarter and net income of $52.3 million, or $0.31 per diluted share, in the first quarter of the prior fiscal year.

Chief Financial Officer, Kurt Cummings, stated, “We have continued to generate positive operating cash flows and make investments in scarce materials to serve our customers. The Company’s financial position remains exceptionally strong with cash, cash equivalents and short and long-term investments in securities of $1.02 billion and no debt at June 30, 2011.  During the quarter, we paid $9.4 million of dividends to stockholders and spent $1.6 million to repurchase shares of AVX stock on the open market which are held as treasury stock.”

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30,
	2010	2011
Net sales	$396,537	$436,418
Cost of sales	293,885	311,762
Gross profit	102,652	124,656
Selling, general & admin. expense	30,510	31,101
Profit from operations	72,142	93,555
Other income	2,572	1,658
Income before income taxes	74,714	95,213
Provision for taxes	22,414	27,612
Net income	$52,300	$67,601

Basic income per share	$0.31	$0.40
Diluted income per share	$0.31	$0.40

Weighted average common
shares outstanding:
Basic	170,107	170,139
Diluted	170,467	170,563

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	June 30,
	2011	2011
Assets
Cash and cash equivalents	$379,350	$328,880
Short-term investments in securities	398,914	458,515
Available-for-sale securities	2,747	2,998
Accounts receivable, net	233,783	253,356
Inventories	496,495	542,223
Other current assets	90,826	84,440
Total current assets	1,602,115	1,670,412
Long-term investments in securities	220,835	222,773
Long-term available-for-sale securities	4,490	3,900
Property, plant and equipment, net	235,659	243,393
Goodwill and other intangibles	245,144	244,053
Other assets	11,239	11,118

TOTAL ASSETS	$2,319,482	$2,395,649

Liabilities and Stockholders' Equity
Accounts payable	$132,633	$131,384
Income taxes payable and accrued expenses	103,032	116,621
Total current liabilities	235,665	248,005
Other liabilities	43,905	42,912

TOTAL LIABILITIES	279,570	290,917

TOTAL STOCKHOLDERS' EQUITY	2,039,912	2,104,732

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,319,482	$2,395,649

Contact:
AVX Corporation, Greenville
Kurt Cummings
864-967-9303
finance@avxus.com